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                                  EXHIBIT 11.1

                        VISTA MEDICAL TECHNOLOGIES, INC.
                Statement Regarding Computation of Per Share Data

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
                                                          Three Months Ended September 30,         Nine Months Ended September 30,
                                                          --------------------------------         -------------------------------
                                                                 1999             1998                   1999              1998
                                                            ------------      ------------          ------------      ------------
Net income (loss) ..................................        $ (3,276,185)     $ (3,386,205)         $ (8,334,655)     $(13,167,614)

Weighted average common shares outstanding .........          13,655,734        13,342,758            13,565,711        13,283,583
                                                            ------------      ------------          ------------      ------------
Shares used in basic and diluted loss per share ....          13,655,734        13,342,758            13,565,711        13,283,583
                                                            ------------      ------------          ------------      ------------
                                                            ------------      ------------          ------------      ------------
Basic and diluted loss per share ...................        $      (0.17)     $      (0.25)         $      (0.61)     $      (0.99)
                                                            ------------      ------------          ------------      ------------
                                                            ------------      ------------          ------------      ------------
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